Exhibit 10.2

SPECTRUM CONTROL, INC.

CHANGE IN CONTROL AGREEMENT

This agreement is made as of this 25th day of March, 2002, by and between Spectrum Control, Inc., a Pennsylvania Corporation (the Corporation”) and John P. Freeman (the “Executive”).

WITNESSETH:

WHEREAS, the Corporation wishes to attract and retain well-qualified executives and key personnel and to assure both itself and the executive of continuity of management in the event of any actual or threatened Change In Control (as defined in Paragraph 2) of the Corporation; and

WHEREAS, to achieve this purpose, the Board of Directors of the Corporation considered and approved this agreement to be entered into with the Executive as being in the best interests of the Corporation and its shareholders;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1.	Operation of Agreement

The “Effective Date of this Agreement” shall be the date on which any of the events constituting a Change in Control occurs. This Agreement shall supersede, in its entirety, the Change in Control Agreement between Executive and the Corporation dated June 26, 2000.

2.	Change in Control

For the purposes of this Agreement, a “Change in Control” means the first of the following events to occur.

a.

Any acquisition or series of acquisitions by any Person other than the Corporation, any of the subsidiaries of the Corporation, any employee benefit plan of the Corporation, or any of their subsidiaries, or any Person holding common shares of the Corporation for or pursuant to the terms of such employee benefit plan, that results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of either the then outstanding shares of the common stock of the Corporation (“Outstanding Corporation Common Stock”) or the combined voting power of the Corporation’s then outstanding securities entitled to then vote generally in the election of directors of the Corporation (“Outstanding Corporation Voting Securities”). Notwithstanding the foregoing, any such acquisition of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities will not constitute a Change of Control while such

Person does not exercise the voting power of its Outstanding Corporation Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Corporation, or Outstanding Corporation Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Corporation Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Corporation Common Stock to below 50%.

b.	During any period not longer than 24 consecutive months, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority of the Board, unless the election, or the nomination for election by the Corporation’s stockholders, of each new Board member was approved by a vote of at least 2/3rds of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

c.	Approval by the stockholders of the Corporation of

i.	a sale of all or substantially all of the assets of the Corporation, taken as a whole (with the stock or other ownership interests of the Corporation in any of its Subsidiaries constituting assets of the Corporation for this purpose) to a Person that is not an Affiliate of the Corporation (for purposes of this paragraph “sale” means any change of ownership), or

ii.	an agreement to merge or consolidate or otherwise reorganize, with or into one or more Persons that are not Affiliates of the Corporation, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation or reorganization are, or will be, owned, directly or indirectly, by stockholders of the Corporation immediately before such merger, consolidation or reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation’s securities from the record date for such approval until such merger, consolidation or reorganization and that such record owners hold no securities of the other parties to such merger, consolidation or reorganization), but including in such determination any securities of the other parties to such merger, consolidation or reorganization held by Affiliates of the Corporation.

For purposes of this Agreement, an “Affiliate” of, or a Person “Affiliated” with, a Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under current control with, the Person specified

3.	Employment

The Corporation hereby agrees to continue the Executive in its employ and/or the employ of one or more of its subsidiaries and the Executive hereby agrees to remain in the employ of the Corporation and/or such subsidiaries, for the period commencing on the

Effective Date of this Agreement and ending on the second anniversary of such date (the “Employment Period”), to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Effective Date of this Agreement. The Executive agrees that during the employment period he/she shall devote his/her full business time exclusively to his/her duties and shall perform such duties faithfully and efficiently During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as these activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Corporation in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of these activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.

4.	Compensation, Compensation Plans, Benefits and Perquisites

During the Employment Period, the Executive shall be compensated as follows:

a.	He/she shall receive an annual salary at a rate which is not less than his/her rate of annual salary immediately prior to the Effective Date of this Agreement, with the opportunity for increases from time to time thereafter which are in accordance with the Corporation’s regular practices.

b.	He/she shall be eligible to participate on a reasonable basis in the Corporation’s stock option plans, the annual incentive program and any other bonus and incentive compensation plans (whether now or hereinafter in effect) in which executives with comparable duties are eligible to participate, which plans must provide opportunities under the plans in which the Executive was participating immediately prior to the Effective Date of this Agreement.

c.	He/she shall be entitled to receive employee benefits and perquisites which are the greater of (i) the employee benefits and perquisites provided by the Corporation, or its successor, to executives with comparable duties or (ii) the employee benefits and perquisites to which he/she was entitled immediately prior to the Effective Date of this Agreement.

5.	Stock Options

Upon the occurrence of a Change in Control, all outstanding stock options shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

6.	Termination Following Change in Control

a.

For purposes of this Agreement, the term “termination” shall mean (i) termination by the Corporation of the employment of the Executive with the Corporation and all of its subsidiaries for any reason other than death, disability or “cause” (as defined below), or (ii) resignation of the Executive for “good reason” (as defined below) which, in either case, occurs within 24 months following the Effective Date of this Agreement.

b.	The term “good reason” shall mean (i) a significant reduction in the nature or scope of the Executive’s authority or duties from those immediately prior to the Effective Date of this Agreement, (ii) a reduction in annual base salary or reduction in aggregate compensation (aggregate compensation to be determined by taking into consideration participation in incentive and bonus programs (other than changes which are measured by the result of performance of the Corporation) retirement or pension plans, non-qualified deferred compensation plans, stock option awards, severance benefits or any fringe benefit plan or program), (iii) the Corporation moves the Executive’s primary worksite to a location which, in the Executive’s reasonable judgment, requires your relocation from his/her current residence, which relocation the Executive chooses not to accept, (iv) the breach by the Corporation of any material provision of this Agreement which the Corporation does not timely cure; or (v) a reasonable determination by the Executive that, following the Change in Control and a change in circumstances thereafter significantly affecting his/her position, he/she is unable to exercise the authorities, powers, function or duties attached to his/her position and contemplated by Section 3 of the Agreement.

c.	The term “cause” means (i) the willful and continued failure by the Executive to substantially perform his/her duties with the Corporation and/or, if applicable, one or more of its subsidiaries (other than any such failure resulting from his/her incapacity due to physical or mental illness) after a demand for substantial performance is delivered to him/her by the Board of Directors of the Corporation which specifically identifies the manner in which the Board believes the Executive has not substantially performed his/her duties which the Executive does not timely cure, (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the property or business of the Corporation or any of its subsidiaries, or (iii) fraud, misappropriation or commission of a felony. For purposes of this paragraph, no act or failure to act on the Executive’s part will be considered “willful” unless done, omitted to be done, by him/her in bad faith and without reasonable belief that his/her action or omission was in the interests of the Corporation or not opposed to the interests of the Corporation.

7.	Confidential Information; Non-Compete

a.

The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Corporation, the Executive shall not, without prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to non-competition, confidential information, inventions or similar matters with the Corporation, the Executive shall continue to comply with the provisions of such agreements. In addition to the obligations under this Section, the Executive shall execute any documents relating to the subject of those sections as required generally by the Corporation of its executive officers, and such documents already executed or executed after the date of this Agreement shall thereby become part of this Agreement. Nothing in this Agreement shall be construed as modifying any provisions of such agreements or documents. In the case of any inconsistency between such agreements and documents and this Agreement, the broader provision shall prevail.

b.	The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment if any of the provisions of subsection (a) are breached and that the Corporation will be irreparably damaged if the provisions of subsection (a) are not enforced. Therefore should any dispute arise with respect to the breach or threatened breach of subsection (a), the Executive agrees and consents that in addition to any remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of subsection (a). The Executive agrees not to urge in any such action that an adequate remedy exists at law.

8.	No Obligation to Mitigate Damages

The Executive shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of this Agreement and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligations under this Agreement other than the obligation to provide medical and health benefits to the Executive.

9.	Severance Allowance

a.	In the event of termination of the Executive during the Employment Period, the Executive shall be entitled to receive a lump sum severance allowance within thirty days of such termination in an amount which is equal to the sum of the following:

i.	The amount equivalent to (i) the Executive’s monthly base salary, at the rate in effect immediately prior to termination, multiplied by (ii) the greater of (iii) 24 minus the number of full calendar months from the Effective Date of this Agreement to the date of termination or (iv) 12. Executive will also receive a pro rata share of the amount of incentive compensation at the target rate (as defined in the ARC, MIP or other then current incentive plan) which would have been payable for the incentive period which includes the termination date.

ii.	The amount equivalent to 24 calendar months (reduced by the number of complete calendar months from the Effective Date of this Agreement to the date of termination, but not less than 12) of incentive compensation at the target rate (as defined in the ARC, MIP or other then current incentive compensation), which includes his/her termination date.

b.	The Corporation shall maintain in full force and effect for the Executive’s continued benefit (and to the extent applicable, the continued benefit of his dependents) coverage under any medical and health insurance plans, programs, or arrangements, life insurance plans or programs, and accidental death and dismemberment insurance plans, to which he/she would have been entitled under any employee benefit plans, programs, or arrangements maintained by the Corporation if he/she had remained in the employ of the Corporation for 24 calendar months after his/her termination, or if such continuation is not possible under the terms and provisions of such plans, programs, or arrangements, the Corporation shall arrange to provide benefits substantially similar to those which the Executive (and, to the extent applicable, his/her dependents) would have been entitled to receive if the Executive had remained a participant in such plans, programs, or arrangements for such 24 month period, as the case may be.

10.	Adjustments in Case of “Excess Parachute Payments”

If any payments or benefits received or to be received by the Executive in connection with the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, or any person affiliated with the Corporation) (the “Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed), then, after taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, the amount of Payments under this Agreement shall be reduced, to the extent necessary, so that no portion of the payments is subject to the Excise Tax. The computations required by this paragraph shall be made by the independent public accountants then regularly retained by the Corporation in consultation with tax counsel selected by them and acceptable to the Executive. For purposes of making the calculations required under this paragraph, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of section 280G and 4999 of the Code.

11.	Interest Indemnification

a.	In the event any payment to Executive under this Agreement is not paid within fifteen business days after it is due, such payment shall thereafter bear interest at the prime rate from time to time as published in The Wall Street Journal, East Edition.

b.	The Corporation hereby indemnifies the Executive for all legal fees and expenses incurred by Executive in contesting any action of the Corporation with respect to this Agreement, including the termination of Executive’s employment hereunder or incurred by Executive in seeking to obtain or enforce any right or benefit included in this Agreement provided that the Executive is successful on any material issue in the defense or prosecution of his/her claim.

12.	Notices

All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Section).

If to the Executive:

Name John P. Freeman

Address 8031 Avonia Road, Fairview, PA 16415

Facsimile 814-474-4475

If to the Corporation:

Spectrum Control, Inc.

8031 Avonia Road

Fairview, PA 16415

Facsimile:814-474-4475

(Attn: President and Chief Executive Officer)

13.	Arbitration of Disputes and Reimbursement of Legal Costs

Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Erie, PA by three arbitrators. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Corporation, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association and shall be experienced in the resolution of disputes under employment agreement for executives of major corporations. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable lay in any court of competent jurisdiction This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Corporation shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Corporation’s and the Executives’ reasonable attorneys’ fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration equally.

14.	Non-Alienation

The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

15.	Withholding

The Corporation shall be entitled to deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement or any other agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of this Agreement (including, but not limited to social security contributions and income tax withholdings).

16.	Governing Law

The provisions of this Agreement shall be construed in accordance with the laws of the State of Pennsylvania, without reference to principles of conflict of laws. The Executive consents to jurisdiction in Pennsylvania and venue in [Erie] County for purposes of all claims arising under this Agreement.

17.	Amendment

This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Except as specifically referenced in this Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct. The Executive’s or the Corporation’s failure to insist on strict compliance with any provision in any particular instance shall not be deemed to be a waiver of that provision or any other provision.

18.	Successors

a.	This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b.	This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

c.	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

19.	Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. The captions of this Agreement are not part of the provisions and shall have no force or effect.

20.	General Release and Waiver.

In exchange for the consideration provided under this Agreement, the Executive agrees to sign a General Release and Waiver of age and other discrimination claims on a form provided by the Corporation at the time of separation.

21.	Term

The Term of this Agreement will be for a three (3) year period commencing on the date of Board approval and be considered for renewal thereafter on an annual basis.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization form its Board of Directors, the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporation seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

/s/ John P. Freeman
Executive

Spectrum Control, Inc. A Pennsylvania Corporation

By:	/s/ Richard A. Southworth
Richard A. Southworth President and Chief Executive Officer

ATTEST:

James F. Toohey

Secretary